EXHIBIT 5.2
TransAtlantic Petroleum Ltd. 16803 Dallas Parkway Addison, Texas 75001	Email jwilson@applebyglobal.com Direct Dial +1 441 298 3559 Tel +1 441 295 2244 Fax +1 441 298 3340 Your Ref Appleby Ref 141169.0002/JW 28 April 2015

Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Dear Sirs

TransAtlantic Petroleum Ltd. (Company)

We have acted as special legal counsel in Bermuda to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (the Securities Act) of a Registration Statement on Form S-3 (the Registration Statement), in relation to the registration of the resale of 13.0% Convertible Notes due 2017 (Notes) and up to 8,088,235 common shares of par value USD0.10 each (Common Shares), issuable upon conversion of the Notes, as is more particularly described in the Prospectus (as defined in the Schedule to this opinion).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the Documents).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement and Prospectus have the same meanings when used in this opinion.

Assumptions

In stating our opinion we have assumed:

(a)    the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)    that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)    the genuineness of all signatures on the Documents;

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(d)    the authority, capacity and power of each of the persons signing the Documents (other than the Directors or Officers of the Company);

(e)    that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

(f)     that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Prospectus is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)    that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors as unanimous written resolutions of the Board and that there is no matter affecting the authority of the respective Directors not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h)    that, when the Directors of the Company passed the Board Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

(i)     that the Company has filed the Prospectus in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Prospectus would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when issued pursuant to the conversion of the Notes, as summarised in the Prospectus, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

Reservations

We have the following reservations:

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(a)    We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)    Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the SEC. We consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ APPLEBY

Appleby (Bermuda) Limited

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SCHEDULE

1.      Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the Company (collectively referred to as the Constitutional Documents).

2.      Certified copies of the unanimous written resolutions of the Board of Directors effective 22 December 2014 (Resolutions)

3.      An electronic copy of the draft prospectus, issued by the Company dated 28 April 2015 in connection with the offering of the Shares (Prospectus).

4.      An electronic copy of the Registration Statement.

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